Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Bruce Voss (bvoss@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS
Net income of $6.0 million or $0.10 per share; Total revenues of $41.7 million
Conference call to begin at 5:00 p.m. Eastern time today
SAN DIEGO (August 2, 2010) — Santarus, Inc. (NASDAQ: SNTS), a specialty biopharmaceutical company, today reported financial and operating results for the quarter ended June 30, 2010. Key financial results include:
•	Product-related revenue of $41.0 million increased approximately 22%, compared with $33.6 million in the prior year period

•	Total revenues of $41.7 million, compared with second quarter total revenues of $35.8 million in the prior year period

•	Net income of $6.0 million, or $0.10 per share, versus net income of $1.1 million, or $0.02 per share, in the prior year period

•	Cash, cash equivalents and short-term investments of $99.1 million as of June 30, 2010
“We have taken multiple actions to manage our business and reduce our cost structure in connection with Par Pharmaceutical’s launch of its generic version of ZEGERID® Capsules in July. We believe our restructured commercial organization, which now includes approximately 110 sales representatives, is appropriately sized to effectively promote GLUMETZA®,” said Gerald T. Proehl, president and chief executive officer of Santarus. “We believe we will be profitable in 2010, assuming the re-supply of GLUMETZA 500 mg by mid-August and excluding one-time charges associated with the generic launch and organizational restructuring costs, which we expect to record in the 2010 third quarter. We also expect to achieve modest profitability in the 2010 fourth quarter.”
He added, “As for our GI product development programs, we now plan to announce top-line results from the E.U. and U.S. Phase III clinical studies with budesonide MMX® in September. In addition, enrollment in our Phase III rifamycin SV MMX® clinical study for travelers’ diarrhea is underway in Mexico and Guatemala. We are also continuing to evaluate additional commercial and developmental-stage products that fit strategically with our focus.”
Business Update
Key second quarter and recent business activities include the following:

•	Enrolled approximately 25% of the 270 patients planned for an international, multicenter, randomized, double-blind Phase III clinical study to evaluate the efficacy and safety of rifamycin SV MMX versus placebo for the treatment of patients with travelers’ diarrhea.

•	Announced new data suggesting that patients previously intolerant of metformin may be able to tolerate higher doses of metformin when treated with GLUMETZA (metformin HCl extended release tablets), which is an extended-release formulation of metformin. The findings (abstract #0729-P) were presented in June in a poster session at the 70th Scientific Sessions of the American Diabetes Association (ADA) in Orlando.

•	Depomed initiated a voluntary recall at the wholesaler level in June 2010 of 52 lots of GLUMETZA 500 mg and discontinued shipments of the product due to the presence of trace amounts of a chemical called 2,4,6-tribromoanisole (TBA). The recall did not impact the 1000 mg formulation of GLUMETZA, which accounts for approximately 40% of total GLUMETZA net sales. Depomed has informed Santarus that it currently expects to recommence shipments of GLUMETZA 500 mg to the wholesale trade by mid-August 2010, assuming Depomed’s current testing and resupply activities are successful.

•	Filed an appeal in May 2010 of the U.S. District Court for the District of Delaware’s ruling that five patents covering its ZEGERID products are invalid due to obviousness to the U.S. Court of Appeals for the Federal Circuit.

•	As a result of Par Pharmaceutical’s decision to launch its generic version of ZEGERID (omeprazole/sodium bicarbonate) Capsules, Santarus commenced shipments of an authorized generic version of ZEGERID Capsules under the Prasco, LLC label in late June 2010 and announced that it was ceasing promotion of ZEGERID prescription products effective immediately. Santarus also announced that it was implementing a workforce reduction of approximately 37%, or approximately 120 employees, in its commercial organization and certain other operations, in addition to a significant reduction in the number of contract sales representatives that it utilizes.
Second Quarter 2010 Financial Results
Total revenues for the second quarter of 2010 were $41.7 million, consisting of $41.0 million in product-related revenue and $0.7 million in royalty revenue. Total revenues for the second quarter of 2009 were $35.8 million, consisting of $33.6 million in product-related revenue and $2.2 million in other license revenue.
Net product sales were $32.9 million in the second quarter of 2010 compared with net product sales of $28.0 million in the second quarter of 2009. Promotion revenue associated with the promotion of GLUMETZA was $8.1 million in the second quarter of 2010 compared with promotion revenue of $5.6 million in the second quarter of 2009. GLUMETZA promotion revenue was negatively impacted in the second quarter of 2010 by a voluntary recall of GLUMETZA 500 mg at the wholesaler level announced by Depomed in June 2010 and the related suspension of GLUMETZA 500 mg product shipments.
Santarus reported net income of $6.0 million, or $0.10 per share, for the second quarter of 2010, compared with net income of $1.1 million, or $0.02 per share, for the second quarter of 2009.
The cost of product sales was $3.8 million in the second quarter of 2010, or approximately 12% of net product sales, compared with $2.1 million in the second quarter of 2009, or approximately 8% of net product sales. The increase in cost of sales as a percentage of net product sales was primarily due to a reserve of $1.5 million recognized in the second quarter of 2010 against on-hand inventories of ZEGERID products in connection with the launch of generic versions of prescription ZEGERID Capsules and the company’s decision to cease promotion of ZEGERID.
Santarus reported license fees and royalties of $2.3 million in the second quarter of 2010, which consisted of royalties payable to the University of Missouri based on prescription ZEGERID and ZEGERID OTC® net product sales and amortization of the $12 million upfront fee paid to Depomed, Inc. in July 2008. License fees and royalties were $1.9 million in the second quarter of 2009, which consisted of royalties payable to the University of Missouri on prescription ZEGERID net sales and amortization of the upfront fee paid to Depomed.
Research and development (R&D) expenses were $4.5 million in the second quarter of 2010, compared with $3.3 million in the second quarter of 2009. The increase in R&D expenses was primarily due to the rifamycin SV MMX Phase III clinical study in patients with travelers’ diarrhea, which was initiated in the second quarter of 2010.
Selling, general and administrative (SG&A) expenses were $24.9 million for the second quarter of 2010, and $27.3 million for the second quarter of 2009. The $2.4 million decrease in SG&A expenses was primarily attributable to a decrease in legal fees and decreases in ZEGERID promotion and other commercial expenses.
Six Months Ended June 30, 2010
For the six months ended June 30, 2010, the company reported total revenues of $81.4 million, compared with total revenues of $70.7 million for the six months ended June 30, 2009. The current period total revenues consisted of $78.8 million in product-related revenues, which increased 20% over the prior year period revenue, $2.4 million in royalty revenue and $0.2 million in other license revenue.
Total revenues for the first six months of 2009 consisted of $65.8 million in product-related revenues and $4.9 million in other license revenue.
Santarus reported net income of $9.3 million, or $0.15 per diluted share, for the first six months of 2010, compared with net income of $2.3 million, or $0.04 per diluted share, for the first six months of 2009.
As of June 30, 2010, Santarus had cash, cash equivalents and short-term investments of $99.1 million, compared with $93.9 million as of December 31, 2009. The increase of $5.2 million resulted from the company’s net income, adjusted for non-cash expenses, offset in part by the changes in operating assets and liabilities for the six months ended June 30, 2010.
Financial Outlook for 2010
The company is re-establishing revenue guidance for 2010 and now expects to report total revenues of $125 million to $130 million, assuming that Depomed resumes shipments of GLUMETZA 500 mg by mid-August 2010.
Santarus expects that 2010 expenses will include the following:
•	As a result of its corporate restructuring announced on June 30, 2010, Santarus expects to record restructuring-related charges in the third quarter of 2010 totaling approximately $7.4 million to $8.5 million, excluding non-cash charges associated with the modification of stock options for impacted employees. These charges include approximately $5.3 million to $6.0 million in one-time termination benefit costs, $2.0 million to $2.3 million in contract termination costs and $0.1 million to $0.2 million in other costs associated with the workforce reduction. Substantially all of the restructuring-related charges are expected to represent cash expenditures.

•	Santarus expects that selling and marketing expenses will be reduced by approximately $40 million annually beginning in the 2010 fourth quarter as a result of the corporate restructuring and workforce reduction.

•	The company currently expects R&D expenses for 2010 of up to $23 million, including estimated costs associated with the Phase III clinical programs for budesonide MMX and rifamycin SV MMX.

•	Santarus also may incur license fee expenses from two success-based milestones totaling $6 million in 2010. License fee expenses may include a $3 million sales milestone to Depomed, which is payable if annual net product sales of GLUMETZA exceed $50 million in 2010. In addition, assuming the achievement of the primary endpoints in each of the two Phase III studies for budesonide MMX with statistical significance and demonstrated adequate safety, license fees will include a $3 million development milestone payable to Cosmo Technologies Limited.
The company believes it will be profitable in 2010, assuming the re-establishment of supply for GLUMETZA 500 mg by mid-August and excluding one-time charges associated with the generic launch and organizational restructuring costs, which the company expects to record in the 2010 third quarter. Santarus expects to achieve modest profitability in the 2010 fourth quarter.
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, August 2, 2010. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 87253847. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s website at www.santarus.com and a recording of the call will be available on the company’s website for 14 days following the completion of the call.
About Santarus
Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists, endocrinologists and other physicians. The company’s current commercial efforts are focused on GLUMETZA® (metformin HCl extended release tablets), which is indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. Santarus is also developing two late-stage GI product candidates, budesonide MMX® and rifamycin SV MMX®, for the U.S. market. Budesonide MMX is being investigated in a Phase III clinical program for the induction of remission of mild or moderate active ulcerative colitis. Santarus began Phase III clinical testing of rifamycin SV MMX in patients with travelers’ diarrhea in the second quarter of 2010. More information about Santarus is available on the company’s website at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding projected revenues, restructuring-related charges, selling and marketing expenses and research and development expenses, the potential for and timing of profitability and other financial performance, the potential to maintain and grow GLUMETZA brand product-related revenues and the duration of the ongoing supply interruption for GLUMETZA 500 mg and the potential timing and clinical outcomes of the clinical programs for budesonide MMX and rifamycin SV MMX.
The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: the extent to which Prasco, LLC is able to successfully market and distribute its authorized generic version of ZEGERID Capsules and the potential to receive revenue under the distribution agreement; the amount and timing of estimated charges in connection with the corporate restructuring and the ability to reduce selling and marketing expenses following completion of the restructuring; our ability to maintain and increase market demand for, and sales of, the GLUMETZA prescription products we promote, particularly in light of the GLUMETZA 500 mg voluntary recall in June 2010 and the related ongoing supply interruption for this dosage strength, as well as the potential impact of the pending patent litigation concerning the GLUMETZA products; whether budesonide MMX or rifamycin SV MMX will demonstrate the desired safety and efficacy profile in the Phase III clinical programs to merit continued development and whether these programs will be completed in a timely manner; the difficulty in predicting the timing and outcome of an appeal of the trial court’s ruling in the ZEGERID patent litigation; whether any other companies will submit Abbreviated New Drug Applications for and/or launch generic versions of ZEGERID; adverse side effects or inadequate therapeutic efficacy of our products or products we promote that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies and evolving market dynamics; our ability to further diversify our sources of revenue and product portfolio; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, our and our strategic partners’ products; fluctuations in quarterly and annual results; our ability to obtain additional financing as needed to support our operations or future product acquisitions; the impact of healthcare reform legislation and the recent turmoil in the financial markets; and other risks detailed in Santarus’ prior press releases, as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus®, ZEGERID® and ZEGERID OTC® are registered trademarks of Santarus, Inc. GLUMETZA®is a registered trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. MMX® is a registered trademark of Cosmo Technologies Limited.
[Tables to follow]

Santarus, Inc.
Condensed Balance Sheets
(in thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents and short-term investments	$99,082	$93,944
Accounts receivable, net	15,363	16,253
Inventories, net	1,794	5,336
Prepaid expenses and other current assets	6,001	3,797

Total current assets	122,240	119,330
Long-term restricted cash	1,400	1,400
Property and equipment, net	867	875
Intangible assets, net	9,000	9,750
Other assets	6	6

Total assets	$133,513	$131,361

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$47,736	$58,676
Allowance for product returns	13,886	12,846
Current portion of deferred revenue	—	245

Total current liabilities	61,622	71,767
Deferred revenue, less current portion	2,650	2,678
Long-term debt	10,000	10,000
Total stockholders’ equity	59,241	46,916

Total liabilities and stockholders’ equity	$133,513	$131,361

Santarus, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Product sales, net	$32,866	$27,989	$61,876	$55,544
Promotion revenue	8,100	5,641	16,924	10,180
Royalty revenue	708	—	2,378	—
Other license revenue	—	2,217	245	4,933

Total revenues	41,674	35,847	81,423	70,657
Costs and expenses:
Cost of product sales	3,793	2,104	5,366	3,984
License fees and royalties	2,298	1,851	5,258	3,678
Research and development	4,540	3,262	9,557	6,373
Selling, general and administrative	24,928	27,334	51,467	54,052

Total costs and expenses	35,559	34,551	71,648	68,087

Income from operations	6,115	1,296	9,775	2,570
Other income (expense):
Interest income	24	62	46	154
Interest expense	(113)	(115)	(229)	(228)

Total other income (expense)	(89)	(53)	(183)	(74)

Income before income taxes	6,026	1,243	9,592	2,496
Income tax expense	1	122	256	222

Net income	$6,025	$1,121	$9,336	$2,274

Net income per share:
Basic	$0.10	$0.02	$0.16	$0.04

Diluted	$0.10	$0.02	$0.15	$0.04

Weighted average shares outstanding used to calculate net income per share:
Basic	58,459,569	57,919,535	58,408,054	57,870,998
Diluted	61,164,993	58,714,674	61,811,085	58,355,834
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